EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYNNEX Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-158571 and 333-111799) of SYNNEX Corporation of our report dated January 28, 2013, with respect to the consolidated balance sheet of SYNNEX Corporation as of November 30, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended November 30, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of November 30, 2012, which report appears in the November 30, 2012 annual report on Form 10-K of SYNNEX Corporation.
/s/ KPMG LLP
Santa Clara, California
January 28, 2013